UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 6, 2011

Date of Report (Date of earliest event reported)

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11893	95-3679695
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

1444 S. Alameda Street
Los Angeles, California 90021

(Address, including zip code, of principal executive offices)

(213) 765-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 6, 2011, Guess?, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) for a $200 million revolving credit facility (the “Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, L/C issuer and swing line lender, and lenders party thereto.  The Facility, which has a five year term, replaces the Company’s existing $85 million revolving credit facility (see Item 1.02 below).  At closing, there were no direct borrowings and approximately $1 million of letters of credit outstanding under the Facility.

The Facility may be used for working capital and other general corporate purposes.  Under the Credit Agreement, the Company may also obtain incremental revolving commitments or incremental term loans in an aggregate amount that does not exceed $100 million, subject to certain conditions.

Borrowings under the Facility bear interest based on the daily balance outstanding at LIBOR plus an applicable margin (varying from 1.15% to 1.65%) or at base rate (based on the prime rate of JPMorgan Chase Bank, N.A. or as otherwise specified in the Credit Agreement) plus an applicable margin (varying from 0.15% to 0.65%).  The Facility also carries a commitment fee equal to the available but unused borrowings multiplied by an applicable margin (varying from 0.20% to 0.30%).  The applicable margins are calculated quarterly and vary based on the Company’s leverage ratio as set forth in the Credit Agreement.

The Company may voluntarily prepay outstanding loans under the Facility, in whole or in part, at any time, subject to customary administrative provisions.

All obligations under the Facility are unconditionally guaranteed by certain of the Company’s domestic subsidiaries and are secured by substantially all of the personal assets of the Company and such domestic subsidiaries, including a pledge of 65% of the equity interests of certain of the Company’s foreign subsidiaries.

The Credit Agreement includes financial covenants requiring a maximum leverage ratio and minimum fixed charge coverage ratio.  In addition, the Credit Agreement also contains other customary affirmative and negative covenants and events of default.

The foregoing summary of the Credit Agreement, the guaranties and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Credit Agreement (including the form of security agreement and the form of guaranty), a copy of which is attached as Exhibit 10.1, and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On July 6, 2011, the Company terminated its existing $85 million revolving credit facility and entered into a new $200 million revolving credit facility (see Item 1.01 above).  The existing credit facility was available under the Credit Agreement dated September 19, 2006, as amended, among the Company, Guess? Canada Corporation, the lenders party thereto and Bank of America, N.A., as administrative agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on July 6, 2011 announcing its new $200 million credit facility.  The press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.   Financial Statements and Exhibits.

(d)         Exhibits

The following exhibits are included with this report:

Exhibit
Number	Description of Exhibit

10.1	Credit Agreement dated as of July 6, 2011, among Guess?, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press release issued by Guess?, Inc. on July 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 6, 2011	GUESS?, INC.

		By:	/s/ Dennis R. Secor

Dennis R. Secor
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Credit Agreement dated as of July 6, 2011, among Guess?, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press release issued by Guess?, Inc. on July 6, 2011.